Exhibit 5.1

August 14, 2006

RE:	Prudential Financial, Inc.
Registration Statement on Form S-8

Prudential Financial, Inc.

Prudential Plaza

751 Broad Street

Newark, New Jersey 07102

Dear Sirs:

We have acted as counsel for Prudential Financial, Inc. a New Jersey corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 26,367,235 shares of common stock, $0.01 par value per share, of the Company (the “Shares”), issuable pursuant to the Prudential Financial, Inc. Employee Stock Purchase Plan (the “Plan”).

In so acting, we have examined, and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company, the Plan, and such other certificates, records, instruments and documents, and have made such other and further investigations, as we have deemed necessary or appropriate to enable us to express the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing examination, we are of the opinion that:

Upon issuance and delivery by the Company of the Shares pursuant to the provisions of the Plan and payment of the purchase price therefor in accordance with the terms set forth in the Plan, in cash or other consideration permitted under the New Jersey Business Corporation Act, the Shares issued thereunder will be legally issued, fully paid and non-assessable.

The issuance of the Shares is subject to the continuing effectiveness of the Registration Statement and the qualification, or exemption from registration, of such Shares under certain state securities laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/S/ MCCARTER & ENGLISH, LLP

McCarter & English, LLP